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                                                                    Exhibit 11.1



        STATEMENT OF COMPUTATION OF SHARES USED IN PER SHARE COMPUTATION
                                 (IN THOUSANDS)


                                                              December 31,     December 31,    December 31,
                                                                     1994             1995            1996
                                                                     ----             ----            ----
Computation of shares used in net income (loss) per share:
     Weighted average common shares outstanding ..........          1,618            1,663           7,258
     Common equivalent shares attributable to stock
       options (treasury stock method) ...................            178              938             989
     Common equivalent shares attributable to redeemable
       preferred stock ...................................            813            5,182              --
                                                                    -----            -----           -----
Shares used in per share calculation .....................          2,609            7,783           8,247
                                                                    =====            =====           =====